Exhibit 99.1

New York City REIT, Inc (NYSE: NYC) Third Quarter Earnings Call

Executives

Michael Weil - President & CEO

Christopher Masterson – CFO

Louisa Quarto - Executive Vice President

Operator

Good morning and welcome to the New York City REIT Third Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to [Louisa Quarto, Executive Vice President]. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for NYC's Third Quarter 2020 Earnings Call. This event is being webcast in the Investor Relations section of NYC's website at www.newyorkcityreit.com. Joining me today on the call to discuss the quarter's results are Mike Weil, NYC's Chief Executive Officer, and Chris Masterson, NYC's Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward0-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2019 filed on March 19, 2020 and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, NYC disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Michael Weil, Chief Executive Officer of New York City REIT. Please go ahead, Mike.

Mike Weil

Thanks, Louisa. Good morning and thank you for joining us today. I am happy to report that New York City REIT had a successful third quarter, highlighted by cash rent collection of over 85% for both the portfolio and among our top ten tenants, despite the ongoing challenges of the COVID-19 pandemic. We have built a pure-play New York City portfolio supported by high occupancy of over 88%, a weighted average remaining lease term in excess of 7.5 years and the opportunity for substantial incremental earnings growth as we lease up the available space. Finally, in August we achieved an important milestone with our listing of NYC common stock on the New York Stock Exchange. This provides legacy shareholders with the option to access liquidity while enabling new shareholders to participate in the potential future upside of the company. We remain highly confident in the long-term strength of New York City real estate, our business model, and the opportunities to further grow our portfolio and build shareholder value.

Our team has created an $860.2 million, 1.2 million square foot portfolio. The portfolio is diversified across eight high-quality office and retail condominium assets located entirely in New York City and primarily in Manhattan. Since inception, NYC has delivered steady growth through acquisitions, aggressive leasing efforts and tenant expansion projects, all based on strong relationships we’ve developed over time with our tenants and in the market. Our portfolio features a mix of large, investment grade corporate tenants including City National Bank, CVS, TD Bank and various government agencies. As of September 30th, NYC’s top 10 tenants were 68% investment grade or implied investment grade rated, increasing the quality and stability of earnings in our portfolio.

Over the last six years, portfolio occupancy has increased to almost 89% from 75.5%. Executed occupancy is 90% as of October 31st as we have signed leases that have not yet commenced for an additional 15,000 square feet of space. In the last two years we've completed 38 new and renewal leases, and 13 year to date in 2020. The weighted-average remaining term across our portfolio increased to 7.5 years at the end of the third quarter as a result of the early 10-year lease extension we signed with City National Bank in July of 2020. This early renewal increased the remaining lease term to 13.0 years from three years and increased the expected gross rent over the term of the lease by $44 million. In the quarter we also completed a 5-year lease extension with another one of our top ten tenants. The extension provided increased rent and term in exchange for rent credits and a deferral. These leasing efforts highlight our ability to create long-term value, even through a global pandemic.

We believe that the short-term dislocation in New York City asset prices may present a unique opportunity to acquire attractive assets at potentially discounted prices. We believe that New York is an irreplaceable city, and the signals we are seeing bolster our confidence in the long-term value of New York City real estate.

For instance, recently the world's largest tech firms, including Amazon, Facebook, Google and Apple, have made decades long commitments to New York City, signing leases that will accommodate 15,000 additional employees above and beyond the 22,000 people these companies currently employ. During the pandemic alone, the same companies have taken occupancy of more than 1.6 million square feet of office space and hired more than 2,600 New York City based employees. As more employees are hired, we believe that demand for affiliated and supportive office space in New York will remain high.

In recently published research, Collier's International cites markets with a diverse tenant base, most notably Chicago and Manhattan, as being best positioned to weather the COVID storm. We realize it is early, but we have started to see encouraging signs, with increases in office-using job growth throughout the third quarter and huge profits on Wall Street as well as a steady nationwide recovery of the jobs lost earlier this year. New York City’s workforce, as measured by GDP growth, has a history of outpacing that of any other city in the world. A highly productive workforce creates consistent demand for office, retail and support space and the confined footprint in Manhattan, in particular, creates a barrier that can support rent growth in the long term. New York City has shown the ability to weather adverse events time and again, and we believe there will be a relatively aggressive recovery as the current health crisis subsides.

Over the long term, we believe that New York City will remain an enduring center of global commerce and an excellent market for owning stable, occupied, non-trophy office buildings, retail condominiums and other high quality real estate.

I'm going to turn it over to Chris Masterson to go over the third quarter financials but, first, I wanted to note a couple of factors regarding this quarter's results. First, we incurred almost $1.3 million of one-time expenses associated with the listing of our Class A shares, plus the vesting and conversion of $1.2 million of Class B units in our operating partnership held by the advisor into common shares which aligns management's pay with the performance of the stock. Additionally, the Board adopted an Outperformance Plan in the form of LTIP units in our operating partnership issued to the advisor that have an immediate accounting impact but that are not earned until stock performance hurdles are achieved, providing further alignment between management and stockholders. While the OPP is a recurring expense, I mention it to reassure stockholders that not only do we realize there is work to be done, but that our interests are very much aligned with yours in the goal of realizing shareholder value. With that, Chris can you take us through the financial results?

Christopher Masterson

Thanks Mike. Third quarter 2020 revenue was $17.0 million, compared to $18.6 million in the second quarter of 2020. The company's third quarter GAAP net loss attributable to common stockholders was $12.3 million compared to a net loss of $5.3 million in the second quarter 2020.

We believe that Core Funds from Operations, or Core FFO, provides meaningful information about the operating results of NYC. For this reason, we will focus our non-GAAP reporting on Core FFO going forward. To determine Core FFO, we start with FFO and then exclude the impact of non-operating transactions and other events which we do not consider representative of our core business platform. For the third quarter of 2020, our FFO attributable to common stockholders was negative $3.6 million and Core FFO was $0.5 million. In our supplemental, you will see Core FFO compared to last quarter which included the receipt of termination fees and other income that are operational, but non-repeating. As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, supplemental and Form 10-Q.

NYC also maintains a conservative balance sheet, with no debt maturities within the next three years and prudent net leverage at 36.2%. We ended the third quarter with net debt of $365.9 million at a weighted-average effective interest rate of 4.35% and with a weighted average remaining debt term of over six years. Liquidity, which is measured as cash and cash equivalents, stood at $39.1 million.

With that, I'll turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

We believe that our world-class New York City portfolio is well positioned to deliver long-term value. Our properties are concentrated in Manhattan and comprised of a diversified tenant base, of which seven of the largest ten are investment grade. The limited near-term lease expirations and long weighted-average remaining lease term provide the portfolio with stability and the 88.6% occupancy rate leaves room for continued growth of annualized straight-line rent. At the present trading price, we believe there is tremendous value in the business relative to our portfolio and our continued performance during this pandemic. We own stable, performing, high-quality assets and believe that there will be opportunities to add additional accretive assets to our portfolio. We are excited to be publicly traded and look forward to opportunistically growing the company over the coming years.

Operator, please open the line for questions.

Question-and-Answer Session